FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1             Name and Address of Company

Gammon Lake Resources Inc.
1601 Lower Water Street, Summit Place
Suite 402
Halifax, Nova Scotia, B3J 3P6

Item 2             Date of Material Change

October 10, 2006

Item 3             News Release

The press release attached as Schedule A was released over Canada NewsWire on October 10, 2006

Item 4             Summary of Material Change

The material change is described in the press release attached as Schedule "A".

Item 5             Full Description of Material Change

The material change is described in the press release attached as Schedule "A".

Item 6             Reliance of subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7             Omitted Information

Not applicable.

Item 8             Executive Officer

Bradley H. Langille
Chief Executive Officer
Gammon Lake Resources Inc.
Tel: 902-468-0614

Item 9             Date of Report

October 10, 2006

Gammon/Press Release/MCR 10/10/06